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                                                                  EXHIBIT (12)-1

                          WISCONSIN ENERGY CORPORATION
                 STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

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                                                               YEAR ENDED DECEMBER 31                          12 MONTHS
                                        --------------------------------------------------------------------     ENDED
                                            1990          1991          1992          1993          1994        6/30/95
                                        ------------  ------------  ------------  ------------  ------------  ------------
                                                                      (THOUSANDS OF DOLLARS)
Net Income............................  $   194,020   $   196,053   $   177,155   $   194,512   $   182,219   $   229,949
Income Taxes..........................      102,113       100,213        90,646        98,220        98,583       128,646
                                        ------------  ------------  ------------  ------------  ------------  ------------
Pretax Income.........................      296,133       296,266       267,801       292,732       280,802       358,595
Fixed Charges:
Interest on Long-Term Debt............       83,101        81,209        86,282        91,212        89,492        89,374
Amortization of Debt Premium, Discount
 and Expense..........................        2,707         2,983         5,182        13,647        14,405        13,082
Other Interest Expense................        4,044         7,976         4,330         4,356         9,206        12,533
Interest Factor of Rents
Nuclear Fuel..........................        3,992         3,174         2,098         1,697         1,896         2,287
Other.................................          853         1,002         1,121         1,595         1,136         1,136
                                        ------------  ------------  ------------  ------------  ------------  ------------
Total Fixed Charges...................       94,697        96,344        99,013       112,507       116,135       118,412
                                        ------------  ------------  ------------  ------------  ------------  ------------
Earnings Before Income Taxes and Fixed
 Charges..............................  $   390,830   $   392,610   $   366,814   $   405,239   $   396,937   $   477,007
                                        ------------  ------------  ------------  ------------  ------------  ------------
                                        ------------  ------------  ------------  ------------  ------------  ------------
Preferred Stock Dividend Requirements:
  Amount not tax deductible...........  $     5,433   $     5,433   $     5,421   $     3,896   $       870   $       723
  Ratio of pretax income to net
   income.............................         1.53          1.51          1.51          1.50          1.54          1.56
                                        ------------  ------------  ------------  ------------  ------------  ------------
                                              8,312         8,204         8,186         5,844         1,340         1,128
  Amount tax deductible...............          495           495           495           481           481           481
                                        ------------  ------------  ------------  ------------  ------------  ------------
Total Preferred Stock Dividend
 Requirements.........................        8,807         8,699         8,681         6,325         1,821         1,609
Fixed Charges.........................       94,697        96,344        99,013       112,507       116,135       118,412
                                        ------------  ------------  ------------  ------------  ------------  ------------
Fixed Charges and Preferred Stock
 Dividend Requirements................  $   103,504   $   105,043   $   107,694   $   118,832   $   117,956   $   120,021
                                        ------------  ------------  ------------  ------------  ------------  ------------
                                        ------------  ------------  ------------  ------------  ------------  ------------
Ratio of Earnings to Fixed Charges....          3.8x          3.7x          3.4x          3.4x          3.4x          4.0x
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